SCHEDULE I

TO THE DISTRIBUTION AGREEMENT

between

VICTORY PORTFOLIOS and

VICTORY CAPITAL SERVICES, INC.

	Fund Name			Fund Name
1	Victory Diversified Stock Fund		20	Victory RS Large Cap Alpha Fund
2	Victory Floating Rate Fund		21	Victory RS Mid Cap Growth Fund
3	Victory Global Energy Transition Fund		22	Victory RS Partners Fund
4	Victory High Income Municipal Bond Fund		23	Victory RS Science and Technology Fund
5	Victory High Yield Fund		24	Victory RS Select Growth Fund
6	Victory	Fund for Income	25	Victory RS Small Cap Equity Fund
7	Victory	Investment Grade Convertible Fund	26	Victory RS Small Cap Growth Fund
8	Victory	Low Duration Bond Fund	27	Victory RS Value Fund
9	Victory Core Bond Fund		28	Victory S&P 500 Index Fund
10	Victory Integrity Discovery Fund		29	Victory Sophus Emerging Markets Fund
11	Victory Integrity Mid-Cap Value Fund		30	Victory Special Value Fund
12	Victory Integrity Small/Mid-Cap Value Fund		31	Victory Strategic Allocation Fund
13	Victory Integrity Small-Cap Value Fund		32	Victory Sycamore Established Value Fund
14	Victory Munder Mid-Cap Core Growth Fund		33	Victory Sycamore Small Company Opportunity Fund
15	Victory Munder Multi-Cap Fund		34	Victory Tax-Exempt Fund
16	Victory RS Global Fund		35	Victory Trivalent International Fund-Core Equity
17	Victory RS Growth Fund		36	Victory Trivalent International Small-Cap Fund
18	Victory RS International Fund		37	Victory THB US Small Opportunities Fund
19	Victory RS Investors Fund

As of December 5, 2024

VICTORY PORTFOLIOS

By: /S/ THOMAS DUSENBERRY

Name: Thomas Dusenberry

Title: President

VICTORY CAPITAL SERVICES, INC.

By: /S/ CHRISTOPHER PONTE

Name: Christopher Ponte

Title: Chief Financial Officer